                                                               FILED PURSUANT TO
                                                              SEC RULE 424(b)(3)
                                                     REGISTRATION NO. 333-122229

          QUADRIGA SUPERFUND, L.P. -- SERIES A AND SERIES B SUPPLEMENT DATED NOVEMBER 17, 2005 TO PROSPECTUS DATED FEBRUARY 28, 2005

                        OCTOBER 2005 PERFORMANCE UPDATE

                                                                   TOTAL NAV     NAV PER UNIT
                                  OCTOBER 2005    YEAR TO DATE     10/31/05        10/31/05
                                  ------------    ------------    -----------    ------------
Series A........................      (7.92)%        (16.54)%     $51,473,538     $1,224.10
Series B........................     (10.77)%        (21.96)%     $36,475,692     $1,350.34

---------------

* All performance is reported net of fees and expenses

FUND RESULTS FOR OCTOBER 2005:

     World stock markets declined to close the month of October as inflationary concerns took center stage in the US, and fears of an economic slowdown impacted European and Asian markets, which resulted in significant losses for Quadriga Superfund L.P.'s ("the Fund's") long positions.

     Energies continued their post-Katrina slide, resulting in considerable losses for the Fund's long positions in these markets.

     Other market sectors did not reveal significant trends and didn't have any major influence on this month's negative performance.

     For the month of October 2005, Series A lost 7.92% and Series B lost 10.77%, including all fees and expenses.

/s/ Christian Baha
Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.
Enclosures

                      QUADRIGA SUPERFUND, L.P. -- SERIES A
                         OCTOBER 2005 ACCOUNT STATEMENT
    (PREPARED FROM BOOKS WITHOUT AUDIT FOR THE MONTH ENDED OCTOBER 31, 2005)
                              STATEMENT OF INCOME

                                                                    MONTH
                                                               ----------------
INVESTMENT INCOME, interest.................................     $   141,825
                                                                 -----------
EXPENSES
  Management fee............................................          79,820
  Organization and offering expenses........................          43,146
  Operating and other expenses..............................         179,244
Incentive fee...............................................              --
Brokerage commissions.......................................          79,668
                                                                 -----------
     Total expenses.........................................         381,878
                                                                 -----------
NET INVESTMENT GAIN (LOSS)..................................        (240,053)
                                                                 -----------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
  Net realized gain (loss) on futures and forward
     contracts..............................................      (4,250,732)
  Net change in unrealized appreciation or depreciation on
     futures and forward
     contracts..............................................          60,474
                                                                 -----------
NET GAIN (LOSS) ON INVESTMENTS..............................      (4,190,258)
                                                                 -----------
NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.......     $(4,430,311)
                                                                 ===========

                     STATEMENT OF CHANGE IN NET ASSET VALUE

                                                               OCTOBER 31, 2005
                                                               ----------------
NET ASSETS, beginning of period.............................     $53,355,242
                                                                 ===========
NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.......      (4,430,311)
CAPITAL SHARE TRANSACTIONS
  Issuance of shares........................................       3,255,800
  Redemption of shares......................................        (707,193)
                                                                 -----------
NET INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE
  TRANSACTIONS..............................................       2,548,607
NET INCREASE (DECREASE) IN NET ASSETS.......................      (1,881,704)
                                                                 ===========
NET ASSETS, end of period...................................     $51,473,538
                                                                 -----------
NAV PER UNIT, end of period.................................     $  1,224.10

                      QUADRIGA SUPERFUND, L.P. -- SERIES B
                         OCTOBER 2005 ACCOUNT STATEMENT
    (PREPARED FROM BOOKS WITHOUT AUDIT FOR THE MONTH ENDED OCTOBER 31, 2005)
                              STATEMENT OF INCOME

                                                                    MONTH
                                                               ----------------
INVESTMENT INCOME, interest.................................     $    97,380
                                                                 -----------
EXPENSES
  Management fee............................................          56,564
  Organization and offering expenses........................          30,575
  Operating and other expenses..............................         127,097
Incentive fee...............................................              --
Brokerage commissions.......................................          76,889
                                                                 -----------
     Total expenses.........................................         291,125
                                                                 -----------
NET INVESTMENT GAIN (LOSS)..................................        (193,745)
                                                                 -----------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
  Net realized gain (loss) on futures and forward
     contracts..............................................      (4,095,893)
  Net change in unrealized appreciation or depreciation on
     futures and forward
     contracts..............................................        (114,722)
                                                                 -----------
NET GAIN (LOSS) ON INVESTMENTS..............................      (4,210,615)
                                                                 -----------
NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.......     $(4,404,360)
                                                                 ===========

                     STATEMENT OF CHANGE IN NET ASSET VALUE

                                                               OCTOBER 31, 2005
                                                               ----------------
NET ASSETS, beginning of period.............................     $41,083,652
                                                                 ===========
NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.......      (4,404,360)
CAPITAL SHARE TRANSACTIONS
  Issuance of shares........................................         140,922
  Redemption of shares......................................        (344,522)
                                                                 -----------
NET INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE
  TRANSACTIONS..............................................        (203,600)
NET INCREASE (DECREASE) IN NET ASSETS.......................      (4,607,960)
                                                                 ===========
NET ASSETS, end of period...................................     $36,475,692
                                                                 -----------
NAV PER UNIT, end of period.................................     $  1,350.34

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.
/s/ Christian Baha
Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

                                        3